Exhibit 10.5

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

THIS MASTER SUBCONTRACT AGREEMENT (“Agreement”) is entered into by and between WSP CANADA INC. (hereinafter referred to as “WSP”) and Droneify Ltd (hereinafter referred to as “Consultant’’) as of May 11, 2022 to cover services to be provided by Consultant For good and valuable consideration, the parties agree as follows:

1) Master Agreement for Services. The parties desire to create a master agreement whereby WSP or any of its affiliates, including without limitation, Golder Associates Ltd., may from time to time request the Consultant to perform professional services through use of a task orders) or a work order(s) issued and signed by WSP or any of its affiliates to Consultant the form of which is attached hereto as Exhibit “A” (“Task Order” or “Work Order”, as applicable). Each Task Order will include: (i) a description of the scope of services to be performed by Consultant including any limitations or special requirements (the “Services”); (ii) the compensation to be paid to Consultant for the proper performance of the Services (“Compensation”); (iii) the schedule for the performance and completion of the Services (“Schedule”); (iv) the location of the project site (“Site”); (v) the responsible manager for WSP; (vi) the Consultant’s point of contact; (vii) the names of Consultant’s employees who will be performing the Services; and, (viii) the prime agreement entered into between WSP and its Client (“Client”) for the overall project (“Prime Contract”). Each Task Order shall apply to the Services described in the Task Order and shall be subject to and governed by the terms and conditions of this Agreement except to the extent expressly modified in the Task Order. Only the named signatory entity or affiliate that issues the Work Order or Task Order shall be liable for its obligations thereunder. Any other legal entity or affiliate that is not a signatory entity or affiliate hereto shall not be liable for another legal entity or affiliate’s obligations under a Work order or Task Order. The use of “WSP” shall be interpreted as the applicable affiliate that has issued a Work Order or Task Order.

WSP is not obligated under this Agreement to request any services of the Consultant and exclusivity of supply is neither implied nor intended. If WSP sends Consultant a Task Order, Consultant will accept or reject the requested Services promptly and in writing. If Consultant commences performance of any services under a Task Order, Consultant shall be deemed to have accepted the Task Order. The Consultant is not authorized to perform any services under this Agreement other than the Services agreed to in a Task Order or a Change Order, each of which must be signed by WSP.

To the extent that Consultant’s proposal, or any Exhibit or Attachment to this Agreement prepared or generated by Consultant (including, but not limited to purchase orders) shall not be binding on the parties hereto if such term, condition or limitation conflicts with any term, condition or, limitation contained in this Agreement.

2) Relationship of the Parties. The Services contemplated by this Agreement shall be carried out in accordance with the terms hereof and for all purposes it is deemed conclusively that in performing any Services under this Agreement or in doing anything in the course of performing this Agreement, Consultant is an independent consultant and not an employee, or agent of WSP or Client. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between WSP or the Client and the Consultant. Neither WSP nor Client are to be considered the employer or co-employer of Consultant or Consultant’s employees and in no event will Consultant be authorized to enter into any agreements or undertakings for or on behalf of WSP. Consultant shall not subcontract all or any portion of the Services without WSP’s prior written approval. Consultant is solely responsible for the payment of all contributions or taxes to be paid on behalf of or to persons employed by Consultant on the Services performed hereunder and will indemnify and hold harmless WSP and Client from any such liability. Consultant shall not assign, subcontract or sublet the Services assigned hereunder or any part of its obligations under this Agreement without the prior written consent of WSP, said consent not to be unreasonably withheld. WSP reserves its right to review, validate and pre-approve any subcontractor engaged by Subcontractor to perform any part of the Services or obligations under the Agreement. Such consent, review, validation and/or pre-approval shall not relieve Subcontractor from its responsibilities as set out in this Agreement. Consultant shall ensure that its proposed subcontractor accepts the same responsibilities, obligations and liabilities towards Consultant as Consultant accepts towards WSP hereunder. In no event shall any such subcontracting relieve Consultant from its responsibilities as set out in this Agreement. Consultant shall not at any time contact or communicate with Client in regards to the Services, this Agreement or the Prime Contract, without the prior written consent of WSP. If Client directly contacts or communicates with Consultant, Consultant shall promptly notify WSP of the communication.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

3) Performance. Consultant shall comply with all laws, rules and regulations applicable to the Services. Consultant shall be properly licensed, equipped, organized, and financed to perform the Services, and shall pay all sales, consumer, use, value added and other similar taxes required by law, and shall secure all permits, fees and licenses necessary for the execution of the Services, including, without limitation, workers’ compensation registrations. Without limiting the foregoing, if the Services are to be rendered in the Province of Quebec, the Consultant shall, when required, hold an authorization to enter into public contracts and subcontracts duly issued by the Autorité des Marches Financiers (“AMF”). The Consultant shall ensure of its renewal, if the authorization expires before the end of the Agreement. In addition, the Consultant undertakes to inform WSP upon receipt of a notice of revocation of its authorization, refusal by the AMF to issue such authorization or of its registration on the Registre des entreprises non admissibles aux contrats publics (“RENA”). Consultant shall provide and pay for all equipment, personnel, materials, supplies and any other items required for the proper execution and completion of the Services, and any and all costs, charges and expenses associated therewith are included in the Compensation. Consultant shall be responsible for investigating and familiarizing itself with the location of, and all conditions relating to, the Site. Any failure by Consultant to discover matters which affect or could affect the Services will not relieve Consultant from its obligations under the Agreement. Specifically, and except to the extent specified in the Task Order, Consultant accepts the Site and acknowledges that it has investigated and satisfied itself as to: (a) the nature of the Services; (b) the location of, and all conditions relating to, the Site, including, but not limited to, accessibility, transportation, general character, surface conditions, utilities, facilities, roads, uncertainties of seasonal weather and all other physical, topographical and geographical conditions; (c) general character, quality, quantity and availability of equipment and materials required to execute and complete the Services; (d) all environmental risks, conditions, laws, regulations, standards, and restrictions applicable to Consultant, or the Services, that might affect the Services; and, (e) all conditions affecting labour, including, but not limited to, availability, productivity and administrative practices, including those relating to safety, prevailing at or applicable to the Services. Any Information provided by WSP or Client about site conditions, above or below surface, is not guaranteed. Consultant’s access to the Site will be limited to specified and designated times, roadway(s), docking facilities and/or other access points. Consultant will be responsible for all damage to the Site which results from utilizing non-designated access. Consultant, all times, will keep the premises free from accumulation of waste materials or rubbish caused by its operations. Upon completion of the Services, Consultant will remove from the site of the Services all rubbish, unused materials, buildings, equipment, and other like materials belonging to Consultant or used under Consultant’s direction; and, in the event of any failure to do so, the same may be removed by WSP at the sole risk and expense of Consultant.

WSP may award other contracts for additional work and the Consultant shall fully cooperate with such other contractors and carefully fit its own Services to that provided under the other contracts, as may be directed by WSP. The Consultant shall not commit or permit any act which will unreasonably interfere with the performance of work by another. Consultant will comply with security requirements for Site and will cooperate with WSP on all security matters and arrangements. Such compliance will not relieve Consultant of its responsibility for maintaining proper security for its Services.

Consultant agrees to promptly inform WSP of any errors, omissions or inconsistencies in this Agreement of which it becomes aware (“Errors”). If Consultant discovers any Errors, it will resolve all Errors with WSP before proceeding with the affected portion of the Services. Should Consultant proceed with any Services without Informing WSP of any Errors, or proceeds with any Services before resolving the Errors, then Consultant proceeds with the Services at its own risk and expense. Consultant is hereby given notice that WSP and Client are relying on the accuracy, competence and completeness of the Services.

4) Personnel. Consultant shall ensure that all persons who perform the Services shall be professionally competent and properly qualified. If any employees of Consultant are specifically referenced in the Task Order, such employees shall not be removed or replaced from the Services without WSP’s prior written consent. Consultant shall be fully responsible for the acts and omissions of employees, sub-consultants, sub-contractors, suppliers, invitees or other personnel or entities retained by Consultant (“Personnel”). Consultant is solely responsible for the payment of all contributions or taxes to be paid on or to persons employed by Consultant for Services performed hereunder and will indemnify and hold harmless WSP from any such liability. Consultant will remove, at Consultant’s expense, from the Services any person WSP deems incompetent, careless or otherwise objectionable. Consultant will supervise and limit its activities and Personnel to the immediate vicinity of Consultant’s current operations.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

5) Compensation. Compensation for Services will be as set forth In the Task Order. WSP shall only be obligated to reimburse Consultant for the performance of Services, which are authorized in writing by WSP in a Task Order or a Change Order, up to the total authorized compensation amount authorized by WSP in such Task Order or Change Order. Unless otherwise specified in the Task Order, the frequency of invoicing shall be monthly and Consultant shall submit Invoices to WSP by no later than the fifteenth (15th) day of the month after completion of the portion of the Services performed during the prior month.

Invoices shall be submitted to WSP’s accounts payable department and WSP’s project manager, itemized and documented to WSP’s reasonable satisfaction, including references to the project number, phase, task, contract, project manager, and project coordinator, as applicable. WSP will review such invoice and if the invoice is deemed complete and approved, WSP will include Consultant’s invoice in WSP’s invoice submission to Client. Unless otherwise agreed and approved within a Task Order and subject lo any holdbacks and set-off, WSPWSP will make payment of approved invoice amounts within seven (7) working days of WSP’s receipt of the corresponding payment from Client. Payment by Client is a condition precedent to payment to Consultant, and WSP’s obligation to pay Consultant is conditioned on payment by Client. As a condition of payment, each invoice received by WSP will be accompanied by a lien and claim waiver, in WSP’s standard form, and a clearance letter from the governing body of the applicable workers’ compensation legislation, in the jurisdiction where the Site is located, acknowledging Consultant’s full compliance therewith.

Consultant shall provide all necessary information on actual fees earned and allowable costs incurred on a monthly basis, including any requested progress reporting, for WSP’s cost control and reporting purposes. Consultant shall notify WSP forthwith upon Consultant’s forecasting that the total authorized compensation amount will be exceeded. No additional payments will be made to Consultant without prior written modification of this Agreement otherwise any such excess will be for Consultant’s cost and account. Final invoices must be submitted to WSP no later than thirty (30) days after the completion of the Services (or sooner as necessary to comply with Prime Contract requirements); WSP shall have no liability to make payment of any invoices received after that date; and, Consultant expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against WSP for any liability in respect of any work completed and not invoiced within the time required by this Agreement. No interest will be payable on any amount not paid to Consultant on the due date. Consultant expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against WSP for any liability in respect of such invoices.

It is understood by Consultant that compensation shall only be payable to Consultant under this Agreement when the Services have been performed to the satisfaction of WSP and Client and payment for the Services has been received by WSP from Client. Payment of any invoice by WSP shall not imply inspection, approval or acceptance of the Services by WSP or Client.

Notwithstanding any other provision of the Agreement, an amount otherwise due to Consultant may be withheld, without payment of interest, if, in the reasonable opinion of WSP, it is necessary to protect WSP from loss on account of: (a) Consultant, in the reasonable opinion of WSP, failing to complete the Services, not making satisfactory progress with the Work or being in material default of any condition of the Agreement, including without limitation, quality assurance and health and safety requirements;(b) Consultant not promptly remedying defective or deficient Services; (c) Consultant failing to promptly and satisfactorily pay any claim for labour performed or materials or equipment furnished; or (d) loss or damage to the work, property or facilities of other contractors, subcontract or suppliers of Consultant, WSP or Client, for which Consultant is responsible; and if and when the cause of the withholding of any amount is removed and satisfactory evidence of such removal is furnished to WSP, WSP will promptly pay the amount withheld to Consultant pertaining to such cause less any reasonable costs incurred by WSP associated therewith. WSP may deduct and set-off against any payment due to Consultant under this Agreement. The foregoing provision will not prevent WSP from separately recovering from Consultant any debt owed by Consultant to WSP under this Agreement or otherwise.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

The acceptance by Consultant of the final payment under a Task Order shall operate as a release to Client and WSP for all claims and liability to Consultant and its Personnel for any compensation or payment relating to any and all things done or furnished relating to the performance of the Services. Final payment shall in no way relieve Consultant of liability for its obligations or for faulty or defective Services discovered after final payment.

6) Insurance. Consultant represents and warrants that it now carries and shall continue to carry for the duration of the Services or the term of this Agreement, whichever is longer, and at any time when Consultant is on Site, with such insurers and under such forms or policies as are acceptable to WSP, insurance with at least the following provisions, coverages and limits. Consultant acknowledges that if the Prime Contract requires higher limits or additional endorsements, such higher limits and additional endorsements shall be required to be provided and evidenced by Consultant.

Worker’s Compensation	Statutory

Employer’s Liability or Contingent Employer’s Liability
Each accident	$1,000,000

Commercial General Liability (including contractual liability insurance and cross-liability clause)
Each Occurrence	$3,000,000
General Aggregate	$5,000,000
Bodily Injury	$1,000,000
Property Damage	$1,000,000
Products/Completed Operations	$1,000,000
Comprehensive or Commercial Automobile Liability (covering all owned, hired and non-owned vehicles)
Each Accident	$3,000,000
Aggregate	$5,000,000
Professional Liability
Any One Claim	$3,000,000
Aggregate	$5,000,000
Pollution Liability
Each Claim	$3,000,000
Aggregate	$5,000,000

WSP, together with its Client and each of their subsidiaries, divisions and affiliated companies shall be listed as additional insureds on the Consultant’s Commercial General Liability insurance policy, the Pollution Liability policy and any excess liability policies if required to satisfy the insurance requirements. The Commercial General Liability policy shall include a provision providing a waiver of insurer’s right of subrogation against WSP, together with its Client and each of their subsidiaries, divisions and affiliated companies. Any insurance required to be provided by Consultant shall be regarded as primary and non contributory to any other insurance in effect for WSP.

Consultant shall furnish WSP with certificates of insurance evidencing the above coverage and including the additional insured and waiver of subrogation requirements and shall evidence that the insurance covers all Services under this Agreement. Such certificates shall be issued by an insurance carrier(s) reasonably acceptable to WSP and shall state that the insurer shall provide thirty (30) days prior written notice of cancellation of any of the policies. Payment of any invoices otherwise owing to Consultant shall not be made until such certif1cates of insurance are received by WSP. Consultant is responsible to pay all deductibles and self-insured retentions.

The foregoing requirements do not in any way limit or qualify the liabilities and obligations assumed by Consultant under this Agreement Failure on the part of Consultant to procure or maintain required insurance shall constitute a material breach of this Agreement upon which WSP may immediately stop all payments, terminate, or suspend this Agreement. Failure by WSP to insist upon any requirement in this Section shall not relieve Consultant of its obligation to fully comply with the requirements set out herein.

7) Tax Responsibility. Consultant will promptly collect, remit, pay and discharge all assessments, duties, taxes, charges, statutory fees, hold-backs and payments whatsoever (including, but not limited to, turnover, sales, consumption, use, property, payroll, harmonized sales, goods and services, income and excess profit taxes) assessed, levied or imposed upon, or required to be collected and/or remitted by Consultant to any governmental authority by reason of or in connection with the performance, completion or undertaking by Consultant of the Agreement and the Services. Consultant represents and warrants that it is not a non-resident of Canada for the purposes of the Income Tax Act(Canada). Consultant will promptly withhold, collect, remit, pay and discharge all assessments, taxes, charges, duties and source deductions (including, but not limited to, withholding tax, income tax, payroll tax, employment/unemployment insurance and Canada Pension Plan deductions) assessed, levied or imposed upon, or required to be deducted from payments to Personnel. Consultant shall defend, indemnify and save harmless WSP and Client, and each of their respective affiliates, heirs, executors, personnel and legal representatives, administrators, successors and assigns, of and from and against all claims, liability, costs, expenses and penalties whatsoever arising out of or in connection with any failure or inability of Consultant to comply in whole or in part with its responsibilities described in this Section 7. Should any portion of the Services performed by Consultant be eligible for the Scientific Research and Experimental Development Tax Incentive Program (as such program Is defined by the Canada Revenue Agency) or any other equivalent tax credit or grant program which may be awarded in Canada, WSP retains the exclusive right to claim such incentive, tax credit or grant.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

8) Term; Termination. This Agreement will be for an initial term from the date hereof and extending to two (2) years and shall thereafter be automatically renewed for successive periods of one year each; provided however, this Agreement shall remain in effect until Services under all Task Orders which were executed during the effective period of this Agreement are complete. WSP may, upon written notice to Consultant, terminate all or any part of the Services or this Agreement, for convenience; provided however, that Services under any existing Task Order will not terminate except to the extent set out in the termination notice, and completed Services under all terminated Task Orders will be promptly and separately invoiced. In the event of termination as described above, WSP shall pay Consultant for all Services satisfactorily completed as of the date of termination upon corresponding payment from Client. Consultant shall not be entitled to receive any greater amount than WSP may, on behalf of the Consultant, recover from the Client for such termination.

WSP, upon written notice to Consultant, may at any time terminate all or any part of the Services if Consultant fails to perform in accordance with any of the terms of this Agreement. In such event, Consultant shall not be entitled to receive any further payment under this Agreement until the Services are wholly completed, and in addition to any other rights or remedies WSP may have: (i) WSP will be entitled to complete the Services by any methods that WSP deems expedient; (ii) WSP shall take an assignment of all or any of the rights of Consultant under any contracts related to the Services and Consultant is hereby deemed to irrevocably consent to such assignment; and, (iii) Consultant will be liable for any additional costs incurred by WSP to complete the Services. Without limiting the generality of the foregoing, Consultant will be considered in default of this Agreement if it: (a) refuses or fails to comply with or perform any provision of this Agreement; (b) fails to perform the work in a diligent and timely manner; (c) makes any false representation or statement; (d)becomes either insolvent or the subject of a petition in bankruptcy, whether voluntary or involuntary; or, (e) becomes subject to any other proceeding under any bankruptcy, insolvency, or receivership law, or makes an assignment for the benefit of creditors (Consultant will immediately notify WSP in writing of any such event). Upon receipt of any notice of termination, Consultant will Immediately stop performance of the work to the extent specified in such notice and promptly deliver to WSP all data, drawings, specifications, reports, summaries, and other information and materials prepared by Consultant or received from WSP in the performance of the Services, whether completed or in progress. In no event will Consultant be entitled to compensation for loss of revenue or anticipated profit as a result of any termination, whether for cause or convenience. The rights and obligations created by this Agreement will survive the completion, termination or cancellation of this Agreement.

9) Suspension. Consultant understands and agrees that the Services will automatically be suspended or terminated, as appropriate, if the Prime Contract is suspended or terminated. In addition, WSP may, at any time, suspend or delay all or any part of the Services. In the event of any suspension, delay or termination, Consultant shall solicit and comply with all directions given by WSP and shall resume suspended Services promptly after written notice from WSP. In the event of a suspension, delay or termination, Consultant shall only be entitled to compensation to the extent allowed by the Prime Contract and upon corresponding payment from Client.

10) Prime Contract. The Prime Contract shall be incorporated into and made part of this Agreement by this reference. Consultant shall be responsible for complying with and satisfying any terms of the Prime Contract, as it may relate to Consultant’s performance or Services, including any indemnification provisions. By executing any related Task Order, the Consultant acknowledges having reviewed a copy of the Prime Contract relating to that Task Order, such copy may be redacted to preserve the confidentiality of information not affecting the Services. With respect to the Services, Consultant shall be responsible for complying with and satisfying any terms of the Prime Contract, in addition to the terms and conditions of the Agreement. Consultant agrees to be bound to WSP at least in the same manner and to the same extent as WSP is bound to Client under the Prime Contract, as if the term for WSP in the Prime Contract had been replaced with “Consultant”, and WSP shall be entitled to exercise any rights of Client set out in the Prime Contract as against the Consultant as if the term for Client in the Prime Contract had been replaced with “WSP”. To the extent any provisions of the Prime Contract are inconsistent or contrary to this Agreement or a related Task Order, then the provisions creating the greater obligation on the Consultant shall govern.

11) Health & Safety and Environment (“HSE”). Consultant will at all limes carry out the Services in a safe manner and will be diligent in monitoring its Services to discover any conditions that might cause risk to personnel or property, and will promptly correct such conditions. Consultant shall be responsible for the health and safety, and shall provide and maintain a safe working environment for its Personnel. Consultant shall adopt, supervise and enforce reasonable and adequate safety requirements, including the site safety rules (if any) and any HSE requirements which may be established by WSP and/or the Client and which may change from time to time. Prior to commencement of the Services, Consultant will: (a) furnish WSP with proof that Consultant’s provincial worker’s compensation payments and dues have been paid up to date and provide WSP with a copy of all applicable health and safety training records and equipment maintenance records (if applicable), and (b) review WSP and Client’s health and safety rules and regulations, including any health and safety plans for the Site and alcohol and drug testing (if applicable), and promptly notify WSP of any deficiencies, gaps or errors in such plans as they may relate to, or not properly take into account, any health and safety risks, concerns or issues with respect to the Services. Consultant shall develop and implement a response plan pertaining to a pandemic (including without limitation COVID-19), accompanied by business continuity measures, that comply with the requirements of all applicable public health authorities, WSP and the Client.

Consultant shall be responsible for the HSE impact of all its employees, agents, subcontractors and invitees, and shall ensure that they have completed the appropriate training in order to be aware and effectively mitigate the hazards and environmental aspects associated with their activities and the Site. Consultant shall provide evidence of such training upon request by WSP. WSP retains the right to review the Consultant’s HSE plan in order to monitor the Consultant’s compliance, but such review is solely for the benefit of WSP and shall not relieve the Consultant of its representations and obligations related to the Services.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

12) Standard of Care. Services performed by Consultant pursuant to any Task Order shall be performed in a manner consistent with that level of care, skill and diligence ordinarily exercised by other qualified and experienced members of the Consultant’s profession, operating under similar conditions. Consultant understands that WSP will rely on the data, findings, opinions and recommendations provided by Consultant under this Agreement. All Services not strictly conforming to the standards, terms and conditions of this Agreement, including, without limitation, the Prime Contract, may be considered defective by WSP. Without prejudice to any other right or remedy of WSP and at no additional cost to WSP, Consultant shall promptly and satisfactorily correct all Services considered defective, including, without limitation, repairs, replacements and/or remedial work. In no event will any failure on the part of WSP to conduct are view or inspection, or to discover or reject Services not in accordance with this Agreement, be construed as acceptance by WSP thereof or a waiver of any of Consultant’s obligations. If Consultant fails to promptly remedy any defective Services, WSP may do so and use any means to recover the cost from Consultant including but not limited to set-off against amounts owed on other Task Orders. WSP’s right to remedy such defects in addition to any other rights or remedies available to WSP and is not to be considered an obligation. Consultant will immediately comply with every direction, order, decision and determination by WSP. Notwithstanding the foregoing, Consultant will perform the Services in accordance with its own means and methods and will have complete control over and responsibility for all Personnel, including their acts and omissions. In the event that Consultant does not agree with a direction, order, decision or determination of WSP, Consultant will immediately comply with the same. but may, no later than five (5) days of receipt of the direction, order, decision or determination, appeal such direction, order, decision or determination in accordance with Section 24.

13) Changes. WSP may make changes within the general scope of work under this Agreement, including, but not limited to, increasing or decreasing the Services or directing an acceleration in the performance of the Services, by written notice, or by oral notice subsequently confirmed by WSP in writing within ten (10) days thereafter, lo Consultant (“Change Order”). Any such written Change Order shall be incorporated herein by reference. Where practicable, WSP and Consultant shall make good and reasonable efforts to negotiate prior to the issuance of a Change Order the amount of any Compensation or Schedule change related to the Change Order and to arrive at a mutually acceptable Change Order. In the event that the parties cannot agree, Consultant will proceed with performance of the Services set out in the Change Order, notwithstanding any dispute regarding any adjustment. If, to the extent arising from a Change Order, Consultant wishes to claim that it is entitled to an adjustment in the schedule or compensation under this Agreement, Consultant shall give WSP written notice thereof within three (3) days after receipt of WSP’s Change Order. Such notice shall be given by Consultant before proceeding with any Services with respect to such claim, and shall be a condition precedent to recovery for any such claim. Consultant understands and agrees that in the event that the Prime Contract specifies a shorter time or notice period for submittal of claims or responding to Change Orders, such shorter notice period will apply to Consultant’s claim. In such even the shorter notice period will be further reduced so as to grant WSP sufficient time (no less than a minimum of one (1) business day) to submit Consultant’s claim to the Client within the applicable time period required by the Prime Contract.

Failure to provide any notices to WSP required herein within the time specified will be considered a full release and waiver of Consultant’s right to seek, and WSP’s obligation lo recognize, any change or adjustment in the Compensation, Schedule, or other term of the Agreement. Should Consultant perform services which are not part of the Services described in a Task Order or Change Order, such services will be at Consultant’s own risk and expense.

14) Schedule. Time is of the essence with respect to the performance of Consultant’s obligations under this Agreement. Consultant shall perform the Services in strict accordance with the Schedule and Consultant acknowledges that the timely performance of the Services is a matter of paramount importance to WSP. Consultant will report regularly on the progress achieved, in such frequency, format and manner as may be required by WSP or Client. WSP has the right to determine the sequence in which Consultant performs its Services. Consultant shall notify WSP immediately by telephone, and confirm in writing within three (3) days, of any event or condition impairing its ability to meet the Schedule, together with proposed revisions to the Services to regain the Schedule. In no circumstances will Consultant be entitled to any compensation with respect to additional services or an acceleration of the Services required to regain the Schedule.

15) Force Majeure. If either Consultant or WSP is delayed at any time in the progress of the Services by Force Majeure, then the Schedule will be extended to the extent of such Force Majeure and for such reasonable time as WSP in its sole discretion determines. In no circumstances shall Consultant be entitled to any compensation as a result of Force Majeure. in the event Consultant’s performance of the Services is materially and adversely affected by an event of Force Majeure. Consultant will immediately upon discovery give written notice to WSP and such notice will specify: (a) the nature of the event or condition of Force Majeure; (b) how performance is affected; (c) the estimated period of delay and the commercial impact; and, (d) measures undertaken or to be undertaken to mitigate the adverse effects. The term “Force Majeure” means an event or circumstance, not reasonably within the control or a party, of such impact that it materially and adversely delays, disrupts or renders impossible the performance by a party of its obligations under this Agreement, and which by the exercise of due diligence and planning, the party was, or is, unable to prevent or overcome. Notwithstanding the generality of the foregoing, “Force Majeure’ shall not include: (a) strikes, lockouts or other industrial concerted action by workers of Consultant or its Personnel; (b) lack of finances or other financial hardship; (c) failure of equipment or shortage of labour, materials, equipment or transportation; or (d) climatic, weather, tidal or seasonal conditions reasonably expected to occur within the geographic area where the Site is located.

16) Liens. Consultant will pay its employees, agents and vendors promptly and will use only goods free of security interests, liens and other encumbrances. Consultant will defend, indemnify and hold harmless WSP and its Client, and each of their respective directors, officers, employees and affiliates, from any loss or expense (including legal fees and other costs of litigation) on account of any lien or claim of lien asserted against any property owned, leased or used by WSP or Client and related to Services performed or to be performed under any Task Order. Consultant agrees that each Task Order will be an independent and separate contract in relation to any applicable lien legislation. In addition, this Agreement will not create nor be deemed to create a prevenient arrangement between WSP and Consultant.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

17) Liability. To the fullest extent permitted by law, Consultant hereby releases and agrees to defend, indemnify and hold harmless WSP, Client and their respective affiliates, including the directors, officers, employees, contractors and agents of each of the foregoing, from and against any and all actions, injury, claims, liabilities, losses, harm, damages, demands, penalties, fines, expenses (including, without limitation, all legal expenses on a solicitor and its own client basis) arising out of or in connection with the acts, errors, omissions, negligence, willful acts, fraud, criminal acts or strict liability of Consultant or any of its Personnel, or(b) the breach of any representation, warranty, term, provision or condition of this Agreement by Consultant or any of its Personnel. In addition to the foregoing indemnification obligations, Consultant shall defend, indemnify and hold WSP harmless to the extent that WSP is required to indemnify Client under the Prime Contract as its relates to the Services, if such duty to indemnify is greater than that set forth herein. Except for Consultant’s indemnification obligations with respect to third party claims or for which WSP is required to indemnify Client pursuant to the Prime Contract, neither party shall be liable to the other for any loss of profits. loss of use, or any other indirect or consequential damages arising out of or related to this Agreement. Consultant shall not make, assign, or pursue any claim related to the performance of Services under this Agreement against individuals employed, engaged, or retained by WSP.

18) Nondisclosure. Any data, materials, records or other information disclosed by WSP to Consultant (“Confidential Information”) will be held by Consultant in strict confidence and will only be disclosed to those employees of Consultant who are actively involved in the performance of the Services and only to the extent strictly necessary for performance of the Services. Consultant will not at any time, directly or indirectly, disclose to third parties (including, but not limited to, any of its sub-consultants or sub-contractors) without the prior written consent of WSP, the Confidential Information or any information produced, developed or obtained by Consultant in connection with the performance of this Agreement. If so requested by WSP, Consultant will require its Personnel to execute a non-disclosure agreement in a form approved by WSP. Consultant agrees that Confidential Information will be disclosed to Consultant “as is” and WSP makes no warranties or representations concerning the accuracy, timeliness or sufficiency of Confidential Information. Unless otherwise specified by WSP in the applicable Task Order, Consultant will rely upon such Confidential Information at its own risk. Consultant acknowledges that in the event of a breach of Consultant’s confidentiality obligations herein, WSP would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that WSP will be entitled to seek equitable relief therefor by injunction, in addition to any and all rights and remedies available to it at law and in equity. The confidentiality obligations set out herein will survive the expiration or termination of this Agreement for a period of five (5) years (or such longer period as set out in the Prime Contract) following the termination of this Agreement

19) Title to Property, Intellectual Property. All legal interest and title to data, materials, information, patents, trademarks, copyrights, processes, models, trade secrets, inventions, discoveries, designs, specifications, reports, samples, photographs, notes, calculations, techniques, developments or other documents which may arise or are prepared, accumulated or developed in connection with the Services (“Work Product”) shall be the sole property of and vest in WSP and shall be delivered to WSP upon request or upon the completion, termination, suspension or cancellation of this Agreement Consultant hereby assigns, and will cause each of its Personnel to assign to WSP, all right, title and Interest in any such Work Product. Consultant shall maintain all such Work Product for a period of not less than three (3) years after completion of the Services (or such longer time as may be required by the Prime Contract or by law), and shall deliver copies to WSP upon request Consultant agrees to defend, Indemnify and hold harmless WSP and Client, including each of their respective officers, directors, employees, agents and affiliates, from and against any and all claims, liabilities, costs, expenses, damages or penalties in any way connected with or arising from any claim of infringement of any patent, copyright or other intellectual property right in connection with the Work Product or Services performed by Consultant or its Personnel.

20) Audit. Consultant shall comply with all accounting and auditing requirements of the Prime Contract. Consultant shall at a minimum, keep and maintain proper books, records and accounts, prepared in accordance with generally accepted accounting principles (GAAP) or International financial reporting standards (IFRS), which reflect the nature of every transaction related to the provision of the Services or this Agreement Representatives of WSP and Client shall have access to and the right to examine, copy and audit any and all of Consultant’s books, records, documents, papers, correspondence, contracts, Invoices, receipts, data and other similar information for the purpose of verifying the accuracy of costs, hours and expenses relating to the Services or for any other reasonable purpose, including, without limitation, Consultant’s compliance with Section 23. Consultant shall preserve, and shall require its Personnel to preserve, and provide audit access to, all information referred to above for a period of not less than three (3) years (or such longer period as required by the Prime Contract) after completion and acceptance of the Services or termination of the Agreement or for such longer period if required by the Prime Contract or by law.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

21) Environment. Consultant will not, and will ensure that its Personnel will not, bring, use, store, transport, remove, dispose of or destroy any hazardous substances on Site, except with the prior written approval of WSP and only to the extent specifically required for the performance of the Services on the Site. Consultant will, in performance of the Services, comply with all applicable laws, procedures and practices, and policies and procedures of WSP and Client Without limiting the generality of the foregoing, throughout the performance of the Services, Consultant will conduct all its operations in such away as to minimize impact upon the natural environment and prevent any release of any hazardous substances, petroleum products or any derivative, contaminant, by-product, waste product or any similar product or other substances of any kind (“Products”), and will: (a) provide suitable equipment, facilities and precautions to prevent the discharge of Products into the atmosphere, any body of water or land areas; (b) provide all documentation required by law; (c) ensure that all Products are shipped and transported strictly in accordance with all applicable laws, including those of the place or places of shipment, of transit and of the applicable Sites; and, (d) maintain and update an emergency response plan to deal with any accidental, sudden or gradual leak, emission, discharge, release or spill of Products. Consultant shall promptly Investigate and report to WSP, and all authorities having jurisdiction any near miss accidents, or accidents resulting in injury, death or illness to any of person engaged in the performance of the Services, any criminal acts, any damage to property or the environment, and any unauthorized environmental releases. Consultant shall cease all activities in the area WSP shall have the right to suspend performance of the Services for as long as necessary to prevent or stop any violation of Consultant’s obligations pursuant to this paragraph. Consultant shall, at its sole cost, cooperate fully and comply with any directions and investigations given or initiated by applicable governmental authorities and WSP. During such period of suspension, no compensation shall be payable to Consultant by WSP.

22) Privacy. Consultant will at all times comply with the requirements of all applicable privacy and other personal information laws with respect to the collection, use and disclosure of personal information In connection with Consultant’s performance of its obligations hereunder, and Consultant will obtain and ensure that it has proper consents from all Personnel engaged in the performance of the Services.

23) Business Ethics, Anti-Bribery and Code of Conduct. Consultant shall adhere to all applicable laws, industry standards and principles of ethics and business conduct in the performance of the Services, including, without limitation, any anti-bribery legislation and any business standards or policies of WSP and the Client. Consultant shall release, defend, indemnify and hold harmless WSP from all claims brought against WSP and Client in connection with or as a result of the Consultant’s failure to comply with any anti-bribery legislation or convention, as may apply now or in the future, including, without limitation, the Canadian Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. The Consultant shall Immediately report to WSP any breach of anti-bribery law by the Consultant. Consultant represents that, in connection with this Agreement, neither it nor any of its Personnel, has received nor will receive, directly or indirectly, from any party, any payment or transfer that would violate the laws of the country in which it is made or other applicable anti-corruption laws. It is the intent of the parties that no payment or transfer of value will be made that have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, collusion or other unlawful or improper means of obtaining business. Consultant shall execute such confirmations reflecting compliance with this paragraph and participate incompliance audits as WSP shall from time-to-time reasonably request, and this covenant shall survive termination of this Agreement.

Consultant shall use reasonable efforts to promote the WSP Third Party Code of Conduct among its subcontractors. Consultant shall adopt and comply with the Third Party Code of Conduct available at the following URL:https://www.wsp.com/en-CA/who-we-are/corporate responsibility/ethics-integrity. The Parties recognize that the above URL may change from time-to-time and agree that such change will not affect the applicability of the material referenced. WSP agrees to provide the new URL upon Consultant’s request in the event of a change.

24) Dispute Resolution. In the event of a dispute relating to the Services or this Agreement, every endeavour will be made to resolve the dispute on its merits by negotiation. The parties will attend at least one meeting to discuss the dispute before commencing other proceedings in respect of the dispute. If the dispute cannot be resolved by negotiation, the parties will ascertain whether they agree that the dispute will first be subject to the process of conciliation, mediation or other resolution process. In the event that a dispute between WSP and Consultant relates to a dispute between WSP and Client, WSP and Consultant agree to be bound by the dispute resolution procedures in the Prime Contract, and in such event, Consultant consents to joinder in any proceedings between WSP and Client upon the request of WSP. Consultant, however, shall not have the right to join in proceedings between WSP and Client unless WSP consents to the joinder. Notwithstanding any dispute, the parties will continue to fulfill their obligations pursuant to the terms of the Agreement, including, without limitation, the continued execution of the Services by Consultant, pending resolution of the dispute, it being understood that by so doing neither party will Jeopardize any claims or rights the party may have against the other.

25) Governing Law. Unless the laws of another jurisdiction must apply for this Agreement to be enforceable, the validity, construction and performance of this Agreement and all disputes between the parties arising out of or related to this Agreement shall be governed by the laws, and the parties attorn to the jurisdiction of such courts, of the province where the WSP office issuing the applicable Task Order is located, and the laws of Canada applicable therein. To the extent that the dispute or claim relates to the Prime Contract and a dispute between WSP and Client. Consultant hereby consents to the dispute resolution process described in Section 24 and/or the venue and jurisdiction as may be set forth in the Prime Contract.

26) Notices. All approvals, notices, demands, and other communications given or made under this Agreement will be in writing and will be sufficiently given if delivered personally, sent by prepaid registered mail, transmitted by facsimile or delivered by other form of recorded electronic communication, at the address and contact information set out in the applicable Task Order, or to such other address to which such party may hereafter notify the other party in writing. All such approvals, notices, demands, and other communications hereunder will be effective when faxed, emailed, personally delivered, or if mailed, upon the earlier to occur of actual receipt or forty-eight (48) hours after deposit in the mail as aforesaid. Either party may from time to time change such address by giving the other party notice of such change in accordance with the above requirements.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

27) Entire Agreement and Amendments. This Agreement, including all applicable Task Orders and Change Orders authorized by WSP in writing, constitutes the entire agreement between the parties and supersedes all prior agreements and representations. The terms and conditions of this Agreement shall prevail, notwithstanding any variance with any document submitted by Consultant, whether or not formally rejected by WSP. No cancellation, modification, amendment. deletion, addition, waiver or other change in this Agreement will have effect unless specifically set forth in writing signed by the party to be bound thereby.

28) Miscellaneous. (A) No waiver of any right or remedy In respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence on any other occasion. (B) The words in this Agreement shall bear their natural or defined meaning. The parties have each had full opportunity of obtaining legal advice, and accordingly, any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement. (C) Any provision, to the extent it is found to be, unlawful or unenforceable, shall be ineffective without affecting any other provision of this Agreement, so that this Agreement will be deemed to be a valid and binding agreement enforceable in accordance with its terms. (D) All representations, obligations and indemnities shall survive indefinitely the termination of this Agreement (E) The descriptive headings of the articles and sections are inserted solely for convenience of reference and are not intended as complete or accurate description of content and will not be used to interpret the provisions of this Agreement. (F) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that it may not be assigned by Consultant without consent of WSP. WSP may assign this Agreement, or any or all Task Order(s), including all rights and obligations hereunder, at any time without the prior agreement or consent of Consultant, provided that the assignee agrees to be bound by all of the provisions hereof. (G) It is expressly intended and agreed that no third party beneficiaries are created by this Agreement, and that the rights and remedies provided herein will inure only to the benefit of the parties to this Agreement. (H) Each of the parties to this Agreement will from time to time hereafter and upon any reasonable request of the other, execute and deliver or make or cause to be made all such further acts, deeds, assurances and items as may be required or necessary to implement and carry out the true meaning of this Agreement. (I) This Agreement may be executed and delivered in any number of counterparts including via facsimile or other electronic means, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument and shall be binding and enforceable by and against both parties. (J) This Agreement was prepared in English in accordance with both parties consent. Cette entente ainsi que tous les documents et avis y afférent ont été rédigés en anglais a la demande des Parties.

MASTER SUBCONTRACT AGREEMENT ● PROFESSIONAL SERVICES

IN WITNESSWHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, effective as of the day and year first above mentioned.

WSP CANADA INC.		Droneify Ltd.
Per:		Per:

/s/ Tewfik Atia		/s/ Thomas Hanson
I have authority to bind the corporation.		I have authority to bind the corporation.
Name:	Tewfik Atia	Name:	Tom Hanson
Title:	Senior Vice President, National Operations, E&E	Title:	COO
Date: May 12, 2022		Date: May 11, 2022

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